600 B Street, Suite 100
San Diego, CA 92101
PH: (619) 269-6800

June 21, 2017

Jeff Davison
[via email]

Dear Jeff:

On behalf of Mitek Systems, Inc., I am pleased to confirm the offer of regular, full-time employment extended to you for the position of Chief Financial Officer reporting to James DeBello, CEO, President and Chairman. Your hire date is expected to be on or about June 21, 2017 and is subject to our standard reference and background checks and proof of work authorization in the United States. Further details of this offer are as follows:

Base Salary:	You will earn an annualized base salary of $300,000 paid semi-monthly in the amount of $12,500.00.

Bonus:	You will also have the opportunity to earn an annual bonus targeted at 60% of your base salary, based upon company performance and personal achievement pursuant to the Company’s Bonus Plan.

Relocation:
The Company will pay you $50,000, less applicable withholding taxes, in connection with the first full pay period after your date of hire to help cover the costs of your relocation to San Diego. Should you voluntarily terminate your employment or be terminated for cause from Mitek within 12 months of your start date, this amount will be repayable in full.

Equity Grant(s):
We will request that the Board of Directors approve your participation in the 2012 Incentive Plan (the “Plan”) with a Restricted Stock Unit (RSU) grant of 150,000 shares of Mitek Common Stock. The grant will be subject to our normal vesting schedule as provided in the Plan and is subject to Board approval. You will be provided details of the plan separately from this offer letter.

In addition, we will request that the Board of Directors approve your participation in the company’s Long Term Incentive Program (“LTIP”). Subject to Board approval, you will receive a grant of 300,000 LTIP shares and will be provided details of the LTIP plan separately from this offer letter.

Benefits:	As a regular, full-time employee of Mitek you will be eligible for group benefits for yourself and your eligible dependents effective on the first day of the month following your hire date. Basic benefits include a comprehensive health insurance plan; dental insurance and vision care insurance. In addition, you will be eligible for term life insurance and long-term disability insurance. You will also accrue three (3) weeks, equal to fifteen (15) days, of Paid Time Off (PTO) per year and ten (10) paid holidays, in accordance with Company policy. In addition, you will be eligible to participate in the Mitek Systems Inc. 401(k) Savings Plan and Mitek’s Flexible Spending Plan.

You will be asked to contribute a portion of the cost of your own insurance coverage and any dependent coverage you elect. The cost of coverage will vary based upon the number of dependents covered and plan selection. Any premiums, you pay, however, will be paid pre-tax. Full details of employee benefits will be provided once you are on board.

Mitek Systems Inc. is an at-will employer and as such your employment must be entered into voluntarily and for no specified period. As a result, you are free to resign or the company may terminate your employment at any time, for any reason, with or without cause. No one other than the Chief Executive Officer has the authority to alter this employment relationship, either verbally or in writing.

We will enter into a standard Severance and Change of Control Agreement (“CIC”) that will provide for 12 months of salary and 12 months of Cobra payments in the event of your termination by the company other than for cause. In addition, we will provide additional RSU vesting in the event of a termination following a change in control. The details of this can be found in the CIC document separate from this letter.

Your employment, pursuant to this offer, is contingent upon your executing the Company’s standard proprietary information agreement and a confidential disclosure agreement, which will be provided to you prior to your first day of employment.

If the terms described herein are acceptable to you, please acknowledge your acceptance by signing below and return a copy via email to Jim Bartolomea, Director of People Operations, (jbartolomea@miteksystems.com). If not accepted, this offer expires at 5:00 P.M. PST on Wednesday, June 21, 2017.

Sincerely,
MITEK SYSTEMS, INC.

James B. DeBello
CEO, President and Chairman

/s/ James B. DeBello

Accepted:

/s/ Jeff Davison                            6/21/2017
Jeff Davison                                 Date